Press Release	FOR IMMEDIATE RELEASE Contact: John G. Robinson Telephone: (724) 684-6800

FedFirst Financial Corporation
Acquires Insurance Agency

MONESSEN, PA— March 13, 2009 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), today announced that the Company’s insurance agency subsidiary, Exchange Underwriters, Inc., has expanded its operation through the acquisition of the Allsurance Insurance Agency, which has two (2) employees and is based in Mount Lebanon, Pennsylvania. Allsurance is a full service independent insurance agency that offers life, health and property and casualty insurance for individuals and small businesses.  Terms were not disclosed.

“We view building our insurance agency operations as an important part of providing a broad menu of products and services to the communities we serve,” said John G. Robinson, President and Chief Executive Officer of the Company.  “We are pleased that Mike Hanley, President and owner of Allsurance, has agreed to combine forces with us.”

Exchange Underwriters, Inc. is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.